Exhibit (h)(5)

GUIDESTONE FUNDS

AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is an amendment to the Administration and Accounting Services Agreement between PNC Global Investment Servicing (U.S.) Inc. (“PNC”) and GuideStone Funds (the “Trust”) dated as of August 27, 2001 (the “Agreement”). The date of this Amendment is as of January 1, 2010.

WHEREAS, PNC and the Trust are parties to the Agreement; and

WHEREAS, PNC and the Trust desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and agreements set forth in this document, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	The following language is hereby added to the end of Section 16(xii) of the Agreement: “and permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as the parties hereto may agree;”.

2.	PNC will charge and the Trust will pay to PNC such compensation relating to the enhanced services referenced in Section 1 above as PNC and the Trust agree upon in writing.

3.	PNC may utilize a sub-contractor to provide or assist in providing the enhanced services referenced in Section 1 above, and if PNC so utilizes a sub-contractor, PNC will inform the Trust of the identity of such sub-contractor. PNC will be responsible for the acts and omissions of any sub-contractor utilized by PNC in connection with providing the enhanced services referenced in Section 1 above to the same extent that PNC is responsible for its own acts and omissions pursuant to the Agreement.

4.	Notwithstanding anything in this Amendment or otherwise to the contrary, PNC may unilaterally in its sole discretion cease providing any of the enhanced services referenced in Section 1 above at any time that there is not then-currently in effect an agreement between PNC and a sub-contractor requiring the sub-contractor to perform such services as PNC may require with respect to such enhanced services.

5.	The Trust understands and agrees that (1) PNC will charge the Trust more for the enhanced services referenced in Section 1 above than any sub-contractor that PNC may utilize in connection with providing such enhanced services charges to PNC and (2) the Trust is free to attempt to contract directly with such sub-contractor for the provision of such services.

6.	The Trust represents, warrants and covenants that this Amendment and the compensation related thereto has been or will be duly reviewed and approved or ratified by its Board of Trustees.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on January 1, 2010.

GUIDESTONE FUNDS

By:
Name:
Title:

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:
Name:
Title: